Exhibit 10.1

Execution Copy

THE WET SEAL, INC.

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”), made this 7th day of January, 2013, is made by and between The Wet Seal, Inc., a Delaware corporation (the “Company”), and John Goodman (“Executive”) (collectively referred to herein as the “Parties”).

WHEREAS, the Company desires to assure itself of the services of Executive by engaging Executive to perform services under the terms hereof; and

WHEREAS, Executive wishes to be employed by the Company and provide full-time personal services to the Company in return for the compensation and benefits detailed herein.

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, including the agreements set forth below, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

1. Employment.

(a) General. The Company shall employ Executive as a full-time employee of the Company effective as of January 7, 2013 (the “Effective Date”) in the position set forth in this Section 1, and upon the other terms and conditions herein provided.

(b) Employment Term. The term of employment under this Agreement (the “Term”) shall be for the period beginning on the Effective Date and ending on the last day of the fiscal year ending on or about January 30, 2016, subject to earlier termination as provided in Section 4. At the end of each applicable Term, the Term shall automatically renew for successive additional one (1) fiscal year periods unless no later than ninety (90) days prior to the end of the otherwise applicable Term either Party gives written notice of non-renewal (“Notice of Non-Renewal”) to the other, in which case Executive’s employment will terminate at the end of the then-applicable Term, subject to earlier termination as provided in Section 4.

(c) Position and Duties. Executive: (i) shall serve as the Chief Executive Officer of the Company, with responsibilities, duties and authority customary for such position, subject to the general direction by the Company’s Board of Directors (the “Board”); (ii) shall report directly to the Board; and (iii) agrees to observe and comply with the Company’s written rules and policies as adopted by the Company and provided to him from time to time, including, without limitation, any policy adopted by the Company with regard to the recovery of incentive compensation in the event of a financial restatement. In addition, Executive shall continue to serve as a member of the Board and the Board shall nominate Executive and use commercially reasonable efforts to cause Executive to be reelected as a member of the Board while employed hereunder.

(d) Place of Employment. Executive shall, subject to reasonably required travel in connection with performance of his duties, perform the services required by this Agreement at the Company’s principal offices in Foothill Ranch, California (the “Principal Offices”). Executive agrees to purchase a home that is located within sixty (60) miles of the Principal Offices on or prior to July 31, 2013.

(e) Exclusivity. Executive shall devote substantially all Executive’s working time and efforts to the business and affairs of the Company and its subsidiaries. Notwithstanding the foregoing, Executive may devote reasonable time to unpaid activities such as supervision of personal investments and activities involving professional, charitable, educational, religious, civic and similar types of activities, speaking engagements and membership on committees, provided such activities do not individually or in the aggregate materially interfere with the performance of Executive’s duties under this Agreement, materially violate the Company’s standards of conduct then in effect or raise a conflict under the Company’s conflict of interest policies. Executive may serve on the board of directors or advisory boards of private or publicly traded companies (other than the Company’s Board) only with the Board’s prior written consent. The Board has already consented to Executive’s continuing service on each board of directors of which Executive is now a member, as set forth on Exhibit A attached hereto, which consent shall continue until such time as the Board provides notice to Executive that, in its reasonable judgment, such company competes with the Company or such service materially interferes with Executive’s duties as Chief Executive Officer of the Company or materially violates the Company’s conflict of interests policies or standards of conduct; in which case the Executive shall resign from such activities as soon as reasonably feasible without violating his fiduciary duty to such other entity and in the interim shall cooperate with the Board to limit any interference, conflict or violation.

2. Compensation and Related Matters.

(a) Annual Base Salary. Executive shall receive a base salary at the rate of $800,000 per annum (as increased from time to time, the “Annual Base Salary”), subject to withholdings and deductions and which shall be paid to Executive in accordance with the customary payroll practices and procedures of the Company. Such Annual Base Salary shall be reviewed by the Company not less often than annually, and may be increased from time to time.

(b) Bonus. Commencing with the fiscal year beginning February 3, 2013, Executive will be eligible to participate in the Company’s Annual Incentive Plan, with a target achievement of 100% of Annual Base Salary, a maximum achievement of 200% of Annual Base Salary and a threshold level of achievement for a bonus below target (the “Annual Bonus”), prorated in the event of a partial year of service. The amount of the Annual Bonus that shall be payable shall be based on the achievement of performance goals to be determined in advance by the Board, in its sole discretion. Any Annual Bonus earned by Executive pursuant to this section shall be paid to Executive in accordance with Company policies, less authorized deductions and required withholding obligations, within two and a half months following the end of the fiscal year to which the bonus relates.

(c) Benefits. Executive shall participate in such full-time employee and executive benefit plans and programs as the Company may from time to time offer to senior executives of the Company, subject to the terms and conditions of such plans.

(d) Vacation. Executive shall be entitled to vacation, sick leave, holidays and other paid time-off benefits provided by the Company from time to time which are applicable to the Company’s executive officers in accordance with Company policy, subject to scheduling of such paid time off in view of Executive’s duties to the Company. Executive’s paid vacation shall accrue at the rate of five weeks per year, provided, that once Executive accrues 7.5 weeks of paid vacation time, Executive shall cease accruing additional vacation until Executive’s accrued vacation balance falls below 7.5 weeks.

(e) Travel Allowance. From the Effective Date through the earlier of (i) the date Executive closes on a home purchased within sixty (60) miles of the Principal Offices and (ii) July 31, 2013, the Company shall pay Executive a travel allowance in the amount of $10,000 per month to facilitate transportation between the San Francisco Bay area and the Foothill Ranch area and the rental (including utilities) of an appropriate apartment in the Foothill Ranch area.

(f) Business Expenses. The Company shall reimburse Executive for all reasonable, documented, out-of-pocket travel and other business expenses incurred by Executive in the performance of Executive’s duties to the Company in accordance with the Company’s applicable expense reimbursement policies and procedures as in effect from time to time.

(g) Legal Fees. The Company shall promptly upon presentation of invoices pay or reimburse Executive for his reasonable legal fees and expenses incurred in connection with this Agreement and related documents up to a maximum amount of $15,000.

3. Equity Awards.

(a) Restricted Stock. On the Effective Date, Executive shall be granted an award of that number of shares of restricted stock (the “Restricted Stock”) determined by dividing (i) $480,000 by (ii) the average closing trading price per share of the Company’s Class A Common Stock over the thirty (30) calendar days ending on the day prior to the Effective Date (the “30-Day Average Price”). The Restricted Stock shall vest and the risk of forfeiture thereon lapse with respect to one-third (1/3rd) of the total number of shares of Restricted Stock initially subject to such award on each anniversary of the Effective Date, such that the Restricted Stock shall be fully vested on the third (3rd) anniversary of the Effective Date, subject to Executive’s continuous service to the Company through the applicable vesting date or as otherwise provided in the Change in Control and Severance Agreement that is attached hereto as Exhibit B (the “Severance Agreement”). The Restricted Stock shall otherwise be subject to the terms of the plan pursuant to which it is granted and/or an award agreement to be entered into between Executive and the Company.

(b) Performance Stock. Executive shall be granted an award of a target number of shares of Performance Stock (the “Performance Stock”) determined by dividing (i) $720,000 by (ii) the 30-Day Average Price. The number of shares of Performance Stock eligible for time-based vesting will be determined based upon the achievement of performance goals to be established by the Board for the fiscal year commencing February 3, 2013, which goals shall be established no later than April 30, 2013. Any shares of Performance Stock that become eligible for time-based vesting will vest in three equal installments. The first installment will vest on the date the achievement of performance goals is certified, and the second and third installments will vest on the second and third anniversaries of the Effective Date, respectively, subject to Executive’s continued employment through such vesting dates or as otherwise provided in the Severance Agreement. Any shares of Performance Stock that do not become eligible for vesting based on performance shall automatically be forfeited on the date performance is certified by the Board or the Compensation Committee of the Board. The Performance Stock shall otherwise be subject to the terms of the plan pursuant to which it is granted and/or an award agreement to be entered into between Executive and the Company.

(c) Bonus Restricted Stock. In the event that Executive purchases Class A Common Stock of the Company (not including any Restricted Stock, Performance Stock or Director Restricted Stock granted hereunder) within the ninety (90) day period commencing upon the Effective Date (the “Purchased Stock”), the Company will issue one share of restricted stock (the “Bonus Restricted Stock”) for each share of Class A Common Stock purchased by Executive, up to a maximum aggregate purchase price of $650,000. The Bonus Restricted Stock will be issued on the earlier of (i) the 90th day following the Effective Date or (ii), the date Executive purchases Company Class A Common Stock having an aggregate purchase price of $650,000. The Bonus Restricted Stock shall vest and the risk of forfeiture thereon lapse with respect to one-third (1/3rd) of the total number of shares of Bonus Restricted Stock initially subject to such award on each anniversary of the grant date, such that the Bonus Restricted Stock shall be fully vested on the third (3rd) anniversary of the grant date, subject to Executive’s continuous holding of the related purchased stock and his continuous service to the Company through the applicable vesting date or as otherwise provided in the Severance Agreement. The

Bonus Restricted Stock shall otherwise be subject to the terms of the plan pursuant to which it is granted and/or an award agreement to be entered into between Executive and the Company.

(d) Director Restricted Stock. The 15,245 shares of restricted stock (“Director Restricted Stock”) held by Executive that were granted in connection with Executive’s commencement of service as a non-employee member of the Board in September 2012 shall vest, and the risk of forfeiture thereon lapse, on February 1, 2013 subject to Executive’s continued service to the Company (including providing services hereunder) through such date.

(e) Additional Equity Awards. Executive shall be eligible to be granted additional equity awards in accordance with the Company’s policies as in effect from time to time.

4. Termination.

(a) Severance Agreement. In connection with Executive’s employment hereunder, the parties shall simultaneously enter into the Severance Agreement.

(b) At-will Employment. Subject to any obligation of the Company to provide severance in accordance with the Severance Agreement, the Company and Executive acknowledge that Executive’s employment is and shall continue to be at-will, as defined under applicable law. This means that it is not for any specified period of time and can be terminated by Executive or by the Company at any time, with or without advance notice, and for any or no particular reason or cause. This “at-will” nature of Executive’s employment shall remain unchanged during Executive’s tenure as an employee and may not be changed, except in an express writing signed by Executive and approved by the Board. If Executive’s employment terminates for any reason, Executive shall not be entitled to any payments, benefits, damages, award or compensation other than as provided in the Severance Agreement.

(c) Deemed Resignation. Upon termination of Executive’s employment for any reason, Executive shall be deemed to have resigned from all offices and directorships, if any, then held with the Company or any of its affiliates, and, at the Company’s request, Executive shall execute such documents as are necessary or desirable to effectuate such resignations.

(d) Return of Company Property. Executive hereby acknowledges and agrees that all Company Property and equipment furnished to, or prepared by, Executive in the course of, or incident to, Executive’s employment, belongs to the Company and shall be promptly returned to the Company upon termination of Executive’s employment (and will not be kept in Executive’s possession or delivered to anyone else). For purposes of this Agreement, “Company Property” includes, without limitation, all books, manuals, records, reports, notes, contracts, lists, blueprints, and other documents, or materials, or copies thereof (including computer files), keys, building card keys, company credit cards, telephone calling cards, computer hardware and software, cellular and portable telephone equipment, personal digital assistant (PDA) devices, and all other proprietary information relating to the business of the Company or its subsidiaries or affiliates. Following termination, Executive shall not retain any written or other tangible material containing any proprietary information of the Company or its subsidiaries or affiliates.

5. Assignment and Successors.

The Company, subject to the next sentence and only with the Severance Agreement, may assign its rights and obligations under this Agreement to, and only to, any successor to all or substantially all of the business or the assets of the Company (by merger or otherwise). Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume in writing the obligations under this Agreement and the Severance

Agreement and agree expressly to perform the obligations under this Agreement and the Severance Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets in accordance with the first sentence of this Section, which executes and delivers the assumption agreement described in this Section 5 or which becomes bound by the terms of this Agreement by operation of law. This Agreement shall be binding upon and inure to the benefit of the Company, Executive and their respective successors, permitted assigns, personnel and legal representatives, executors, administrators, heirs, distributees, devisees, and legatees, as applicable. None of Executive’s rights or obligations may be assigned or transferred by Executive, other than Executive’s rights to payments hereunder, which may be transferred only by will or operation of law.

6. Miscellaneous Provisions.

(a) Work Eligibility; Confidentiality Agreement. As a condition of Executive’s employment with the Company, Executive will be required to provide evidence of Executive’s identity and eligibility for employment in the United States. It is required that Executive bring the appropriate documentation with Executive at the time of employment. As a further condition of Executive’s employment with the Company, Executive shall enter into and abide by the Company’s standard Confidentiality and Non-Solicitation Agreement (the “Confidential Information Agreement”). Notwithstanding the foregoing or anything in the Confidential Information Agreement to the contrary, (A) in the event of a conflict or inconsistency between the Confidential Information Agreement and this Agreement or the Severance Agreement, the terms of this Agreement or the Severance Agreement, as applicable, shall apply and (B) in no event shall any covenant or restriction contained in the Confidential Information Agreement applicable to Executive be deemed to be more stringent than such similar covenant or restriction set forth in this Agreement or the Severance Agreement.

(b) Acknowledgements and Agreements. Executive represents that Executive’s employment by the Company does not and will not breach any agreement with any former employer, including any non-compete agreement or any agreement to keep in confidence or refrain from using information acquired by Executive prior to Executive’s employment by the Company. During Executive’s employment by the Company, Executive agrees that Executive will not violate any non-solicitation agreements Executive entered into with any former employer or improperly make use of, or disclose, any information or trade secrets of any former employer or other third party, nor will Executive bring onto the premises of the Company or use any unpublished documents or any property belonging to any former employer or other third party, in violation of any lawful agreements with that former employer or third party. Notwithstanding anything to the contrary, the parties hereto agree that this Section 6(b) shall supersede Section 6 of the Confidential Information Agreement, in its entirety.

(c) Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the laws of the State of California without regard to the conflicts of law provisions thereof.

(d) Notices. Any notice, request, claim, demand, document and other communication hereunder to any Party shall be effective upon receipt (or refusal of receipt) and shall be in writing and delivered personally or sent by facsimile or certified or registered mail, postage prepaid (or if it is sent through any other method agreed upon by the parties), as follows:

(i) if to the Company:

    Company: The Wet Seal, Inc.

    Address: 26972 Burbank

    Foothill Ranch, CA 92610

    Attn: Board of Directors

    Facsimile: (949) 206-4977

(ii) if to Executive, at the address set forth in Executive’s personnel file with the Company; or

(iii) at any other address as any Party shall have specified by notice in writing to the other Party.

(e) Non-Solicitation. Executive hereby agrees that Executive shall not, at any time during the Term and during the twelve (12) month period immediately following the termination of Executive’s employment with the Company for any reason, directly or indirectly, either for himself or on behalf of any other person or entity, (A) recruit or otherwise solicit or induce any employee, customer or supplier of the Company to terminate its employment or arrangement with the Company, or otherwise change its relationship with the Company, or (B) hire, or cause to be hired, any person who was employed by the Company at any time during the twelve (12)-month period immediately prior to the termination of Executive’s employment with the Company or who thereafter becomes employed by the Company, provided that normal competitive activities promoting another entity or its products or selling or marketing such products, shall not be a violation of these provisions nor shall general advertising.

(f) Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement. Signatures delivered by facsimile shall be deemed effective for all purposes.

(g) Entire Agreement. The terms of this Agreement, collectively with the Severance Agreement, the Confidential Information Agreement, the agreements evidencing the Restricted Stock, Performance Stock and Bonus Restricted Stock, The Director grant agreements, the Indemnification Agreement (as defined in Section 6(k)), the Company’s bylaws (as may be amended from time to time) and the Company’s Restated Certificate of Incorporation (as may be amended from time to time), is intended by the Parties to be the final expression of their agreement with respect to the employment of Executive by the Company and supersede all prior understandings and agreements, whether written or oral. The Parties further intend that this Agreement, collectively with the Severance Agreement, the Confidential Information Agreement, the agreements evidencing the Restricted Stock, Performance Stock and Bonus Restricted Stock, the Director grant agreements, the Indemnification Agreement, the Company’s bylaws (as may be amended from time to time) and the Company’s Restated Certificate of Incorporation (as may be amended from time to time), shall constitute the complete and exclusive statement of their terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding to vary the terms of this Agreement.

(h) Amendments; Waivers. This Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by Executive and approved by the Board. By an instrument in writing similarly executed, Executive or, following approval by the Board, the individual authorized by the Board in such approval, as applicable, may waive compliance by the other Party with any specifically identified provision of this Agreement that such other Party was or is obligated to comply with or perform; provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure. No failure to exercise and no delay in exercising any right, remedy, or power hereunder preclude any other or further exercise of any other right, remedy, or power provided herein or by law or in equity.

(i) Arbitration. The Parties agree that if any disputes should arise between Executive and the Company (including claims against its employees, officers, directors, shareholders, agents, successors and assigns) relating or pertaining to or arising out of Executive’s employment with the Company, the dispute will be submitted exclusively to binding arbitration before a neutral arbitrator pursuant to the Rules of the American Arbitration Association in Los Angeles, California. This means that disputes will be decided by an arbitrator rather than a court or jury, and that both Executive and the Company waive their respective rights to a court or jury trial, except to enforce the decision of the arbitrator. The Parties understand that the arbitrator’s decision will be final and exclusive, and cannot be appealed. Nothing in this Agreement is intended to prevent either Executive or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Notwithstanding the foregoing, Executive and the Company each have the right to resolve any issue or dispute over intellectual property rights by Court action instead of arbitration.

(j) Withholding. The Company shall be entitled to withhold from any amounts payable under this Agreement (including, without limitation, any allowances and reimbursements) any federal, state, local or foreign withholding or other taxes or charges which the Company is required to withhold. The Company shall be entitled to rely on an opinion of counsel if any questions as to the amount or requirement of withholding shall arise.

(k) Indemnification. The parties have previously entered into an agreement as to indemnification and related matters in connection with Executive’s service as a director. Such agreement shall continue to apply and shall cover Executive’s service hereunder. The Executive shall be covered by any directors and officers liability insurance maintained by the Company or any of its subsidiaries during employment or directorship and thereafter while any liability exists, to at least the same extent as any other director or officer is covered. This provision shall survive any termination of Executive’s employment or directorship.

7. Section 409A.

The intent of the Parties is that the payments and benefits under this Agreement be exempt from, or in compliance with, Section 409A of the Internal Revenue Code of 1986, as amended (collectively with the Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Effective Date, “Section 409A”), and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted accordingly. If Executive notifies the Company that Executive has received advice of tax counsel of a national reputation with expertise in Section 409A that any provision of this Agreement would cause Executive to incur any additional tax or interest under Section 409A (with specificity as to the reason therefor) or the Company independently makes such determination, the Company and Executive shall take commercially reasonable efforts to reform such provision to try to comply with or be exempt from Section 409A through good faith modifications to the minimum extent reasonably appropriate to conform with Section 409A, provided that any such modifications shall not materially increase the cost or liability to the Company. To the extent that any provision hereof is modified in order to comply with or be exempt from Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to Executive and the Company of the applicable provision without violating the provisions of Section 409A. Section 14(a) of the Severance Agreement shall be deemed incorporated herein as if set forth in full herein

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date and year first above written.

THE WET SEAL, INC.

By:
Name: Lynda Davey
Title: Chairman of the Board of Directors

EXECUTIVE

By:
Name: John Goodman

SIGNATURE PAGE

Exhibit A

Current Board of Director Service

Bleach Group, Inc.

Exhibit B

Form of Change in Control and Severance Agreement